Exhibit 5.1

January 20, 2009

Board of Directors
Community West Bancshares
445 Pine Avenue
Goleta, California 93117

Re:	Community West Bancshares
Registration Statement on Form S-3

Ladies and Gentlemen:

 We have acted as counsel to Community West Bancshares, a California corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling shareholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the following securities of the Company: (i) 15,600 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”); (ii) a warrant dated December 19, 2008  (the “Warrant”) to purchase up to 521,158 shares of the Company’s no par value common stock (the “Common Stock”); and (iii) the 521,158 shares of Common stock underlying the Warrant (the “Warrant Shares”).  The Series A Preferred Stock and Warrant were issued by the Company to the United States Department of the Treasury (“Treasury”) on December 19, 2008 pursuant to that certain Letter Agreement, dated as of December 19, 2008, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement -Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program -Capital Purchase Program (the “TARP Program”).  The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares” and collectively with the Series A Preferred Stock, the Warrant and the Warrant Shares, the “Securities”), representing fractional interests in the Series A Preferred Stock, which may be resold in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that the Company deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect, including the Certificate of Determination setting forth the terms of the Series A Preferred Stock; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion below, insofar as it relates to the Series A Preferred Stock to be sold by the Selling Shareholders being fully paid, is based solely on a certificate of an officer of the Company confirming the Company’s receipt of the consideration for such securities set forth in the Purchase Agreement.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

This opinion is limited solely to the California General Corporation Law, as applied by courts located in California, the applicable provisions of the California Constitution and the reported judicial decisions interpreting those laws, and those laws, rules and regulations of the State of California that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1

1.	The shares of Series A Preferred Stock have been duly authorized and validly issued, and are fully paidand non-assessable.

2.
The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.
The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

4.
With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary by the Company (the “Depositary”) deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s articles of incorporation  or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the  consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P